UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549
______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

April 14, 2011
Date of Report (Date of earliest event reported)

CAI International, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33388	94-3109229
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Steuart Tower, 1 Market Plaza, Suite 900, San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

(415) 788-0100(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)           On April 29, 2011, CAI International, Inc. (the "Company") was informed that Masaaki (John) Nishibori will retire as the Company's President and Chief Executive Officer, effective June 3, 2011.  The Company anticipates that Mr. Nishibori will continue to serve on the Company’s Board of Directors (the “Board”).  On April, 29, 2011, the Company and Mr. Nishibori entered into a Continuing Services Agreement that will become effective June 3, 2011 upon Mr. Nishibori’s retirement.  Pursuant to the Continuing Services Agreement, among other things, (i) as long as Mr. Nishibori continues as a member of the Board, he and his spouse will be eligible to participate in the Company's health insurance plans to the extent permitted under such plans, (ii) Mr. Nishibori’s continued service as a Director of the Company will be deemed to constitute "continuous service" such that the stock option grants that have been previously granted to Mr. Nishibori pursuant to the Company's 2007 Equity Incentive Plan will continue to vest so long as he remains a Director, and (iii) following vesting in full of Mr. Nishibori’s currently-held stock options, Mr. Nishibori will be eligible to receive annual stock option grants that may be awarded to other outside members of the Board.  The Continuing Services Agreement will terminate upon ninety days advance notice from either Mr. Nishibori or the Company.

On April 29, 2011, the Board appointed Victor M. Garcia to the position of President and Chief Executive Officer effective June 3, 2011, and as a result Mr. Garcia will no longer serve as the Company's Senior Vice President and Chief Operating Officer and the Company does not intend to fill the Chief Operating Officer position.  In addition, on April 29, 2011, the Board determined that Gary M. Sawka will resign as the Company's Interim Chief Financial Officer, effective upon the starting date of the Company's new Chief Financial Officer, Timothy B. Page, as discussed below.

(c)

Victor M. Garcia

As stated above, on April 29, 2011, Victor M. Garcia, 43, was appointed to the position of President and Chief Executive Officer, effective June 3, 2011.  Mr. Garcia has served as the Company's Senior Vice President and Chief Operating Officer since September 2010 and before that as the Company's Senior Vice President and Chief Financial Officer since November 2006. From July 1990 to October 31, 2006, he was employed by Banc of America Securities, the investment banking subsidiary of Bank of America, where he was a Managing Director and senior banker in the Transportation Group within the Global Corporate and Investment Bank. Mr. Garcia holds a B.S. from Babson College.  The Company and Mr. Garcia entered into an Amended and Restated Employment Agreement dated April 29, 2011, which, other than certain immediately effective provisions, including provisions regarding the incentive stock option grant discussed below, will be effective upon the Board's acceptance of Mr. Nishibori's retirement in connection with his promotion to the position of the Company's President and Chief Executive Officer (the "Garcia Employment Agreement"). The material terms and conditions of the Garcia Employment Agreement were approved by the Board's Compensation Committee at a meeting held on April 29, 2011. The Garcia Employment Agreement is effective until May 1, 2014 and will automatically renew for an additional 36 months if not terminated by pursuant to its own terms earlier.

Under the terms of the Garcia Employment Agreement, Mr. Garcia will receive an annual base salary of $520,000.  Mr. Garcia will also be eligible for an annual bonus that will be determined in accordance with an annual bonus plan to be adopted by the Board.  For the 2011 fiscal year, Mr. Garcia will be eligible to earn an annual bonus of up to 60% of his base salary, with one-half of the bonus to be based on the Company's achievement of its budgeted pre-tax net profits (subject to certain adjustments) and the other half to be based on a subjective evaluation of Mr. Garcia's performance, based on certain criteria as approved by the Board.

In connection with his promotion, on April 29, 2011, Mr. Garcia received an incentive stock option grant for 150,000 shares of Common Stock of the Company. The stock options are subject to the Company's 2007 Equity Incentive Plan and will vest over a four-year period commencing on April 29, 2011 with 1/4th of the shares vesting after the first year and 1/48th of the shares vesting on a monthly basis over the following three years. The Board of anticipates making annual grants of stock options to Mr. Garcia, which are currently expected to be based on a target grant value of 60% of his base salary. All unvested equity awards granted to Mr. Garcia will automatically become fully vested and exercisable immediately prior to the date of a "change in control."

In the event Mr. Garcia’s employment is terminated without "cause" or as a result of his death or disability or in the event of termination of employment by Mr. Garcia for "good reason," Mr. Garcia will be entitled to receive the following severance payment pursuant to the Garcia Employment Agreement:

●	An amount equal to 150% of the greater of: (1) one year of his initial base salary of $520,000 per annum; or (2) base salary for the twelve months immediately preceding his date of termination;

●	His annual cash bonus earned during the fiscal year prior to his year of termination if it has not been previously paid;

●
Except in the case of death, continued health, dental, life and disability insurance for a period the greater of (1) 18 months after termination (including dependents if dependents were covered prior to termination) or (2) the remainder of the term of Mr. Garcia’s employment agreement as of the date of termination; and

●	If termination occurs more than one month after the end of the prior fiscal year, a pro-rated cash bonus based on the number of days of employment during the fiscal year in which termination occurs.

Subject to his insurability, Mr. Garcia will be named beneficiary to a long-term disability insurance policy covering 60% of his base salary, which policy will be maintained by the Company. Additionally, Mr. Garcia will be reimbursed for the cost of life insurance equal to $1 million. Mr. Garcia will also be eligible to participate in the employee benefit plans and executive compensation programs made available by the Company to its executive officers generally.

Mr. Garcia is also subject to certain non-solicitation and non-disparagement provisions pursuant to the Garcia Employment Agreement.

Timothy B. Page

On April 29, 2011, Timothy B. Page, 59, was appointed as the Company's Chief Financial Officer effective mid-May, 2011 (the "Effective Date"), concluding the Company's search for a permanent Chief Financial Officer. Since 2008, Mr. Page was Chief Financial Officer of Port Logistics Group, Inc., a logistics services company formed through the acquisition of three other port logistics providers in 2008, where his responsibilities included developing a financial and administrative team and establishing financial controls, procedures, and management reporting systems to support the company's growth. From 2004 until 2008, Mr. Page was the Chief Financial Officer of Quality Distribution, Inc., a NASDAQ-listed bulk chemical transportation company (NASDAQ: QLTY), with over 100 locations in the U.S., Mexico and Canada. Mr. Page's responsibilities while at Quality Distribution, Inc. included leading two public debt offerings, restructuring finance group and implementing new financial accounting, budgeting and planning systems.  From 2001 to 2004, Mr. Page was the Chief Financial Officer of Perry Ellis International, Inc., a NASDAQ-listed global apparel company (NASDAQ: PERY), where, among other responsibilities, he negotiated, structured and closed several acquisitions, which more than doubled the size of the company. Mr. Page holds an M.B.A. from the University of Wisconsin-Milwaukee.

The Company has entered into a letter agreement with Mr. Page dated April 14, 2011 and accepted by the Board on April 29, 2011 in connection with his appointment as the Company's Chief Financial Officer (the "Page Employment Letter"). The material terms and conditions of the Page Employment Letter were approved by the Board's Compensation Committee at a meeting held on April 12, 2011. Under the terms of the Page Employment Letter, Mr. Page will receive an annual base salary of $350,000.  Subject to the approval of the Board, Mr. Page will be eligible for an annual bonus targeted to 40% of his base salary. For the 2011 calendar year, Mr. Page will receive a minimum guaranteed bonus of 40% of his base salary prorated for his time of service in 2011. In connection with his appointment, Mr. Page will receive a one-time incentive stock option grant for up to 30,000 shares of Common Stock of the Company, subject to the approval of the Board in accordance with the Company's option grant policy. The stock options will be subject to the Company's 2007 Equity Incentive Plan, including customary vesting requirements. In the event that Mr. Page is terminated without cause (i) within 18 months from the Effective Date, the Company will pay him an amount equal to 100% of his base salary for the nine months immediately preceding the date of his termination or (ii) within 24 months following a "change in control" that takes place within two years of the Effective Date, the Company will pay Mr. Page an amount equal to 100% of his base salary for the 12 months immediately preceding the date of his termination.

The Company will pay Mr. Page a $25,000 signing bonus on the Effective Date, as well as reasonable relocation expenses for his move from Texas to the San Francisco Bay Area. The Company will reimburse Mr. Page for his COBRA premium, if any. Mr. Page will also be eligible to participate in the employee benefit plans and executive compensation programs made available by the Company to its executive officers generally.

Other than the Garcia Employment Agreement and the Page Employment Letter, there is no understanding or arrangement between either Mr. Garcia or Mr. Page and any other person or persons with respect to each of their respective employment by the Company and there are no family relationships between either Mr. Garcia or Mr. Page and any director or other executive officer or person nominated or chosen by the Company to become a director or executive officer. There have been no transactions, nor are there any currently proposed transactions, to which the Company was or is to be a participant in which either Mr. Garcia or Mr. Page or any member of either of their immediate family had, or will have, a direct or indirect material interest.

Item 8.01	Other Events.

On May 2, 2011, the Company issued a press release announcing the promotion of Mr. Garcia as President and Chief Executive Officer, the retirement of Mr. Nishibori, the resignation of Mr. Sawka and the hiring of Mr. Page as Chief Financial Officer.  A copy of the Company's press release is attached hereto as Exhibit 99.1 and is furnished herewith.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated May 2, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAI INTERNATIONAL, INC.

Dated: May 2, 2011	By:	/s/ Gary M. Sawka
Name: Gary M. Sawka
Title: Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated May 2, 2011